Exhibit 99.1

Jones Soda Reports 450% Increase in Q4 2025 Revenue to $11.7 Million and Positive Adjusted EBITDA of $0.5 Million

Full-Year 2025 Revenue Up 42% to $25.3 Million with Adjusted EBITDA Improvement of $5.2 Million Year-over-Year

●	Q1 2026 revenue to exceed $12M, up 260%+ YoY;
●	FY2026 revenue to exceed $40M, up 60%+ YoY

Management to Host Conference Call Tuesday, March 31, 2026, at 4:30 p.m. ET

SEATTLE, March 31, 2026 /CNW/ - Jones Soda Co. (CSE: JSDA) (OTCQB: JSDA) (“Jones Soda” or the “Company”), today announced its financial results for the fourth quarter and full year ended December 31, 2025.

Full Year 2025 Financial Summary vs. Full Year 2024

●	Revenue from continuing operations increased by 42% to $25.3 million compared to $17.8 million.
●	Adjusted Gross profit margin[1] from continuing operations increased to 32%, up from 27%.
●	Net loss from continuing operations reduced 82% to $1.8 million, or $(0.01) per share, compared to a net loss of $9.9 million, or $(0.09) per share.
●	Adjusted EBITDA(2) from continuing operations was ($2.0) million compared to $(7.2) million, an improvement of $5.2 million, or 72%.

Fourth Quarter 2025 Financial Summary vs. Fourth Quarter 2024

●	Revenue from continuing operations increased 450% to $11.7 million compared to $2.6 million in the year ago period. The increase in revenue was primarily attributable to club and direct to consumer sales of licensed products.
●	Adjusted Gross Profit margin[1] from continuing operations increased to 32% from 10% in the year ago period.
●	Total operating expenses from continuing operations were $4.1 million compared to $3.2 million in the year ago period. The increase was primarily attributable to license fees and brokers fees related to the revenue increase in the fourth quarter.
●	Net loss from continuing operations was $1.8 million, or $(0.015) per share, compared to $4.1 million, or $(0.038) per share. The $2.3 million improvement in net loss was primarily driven by significantly higher gross profit in the fourth quarter.
●	Adjusted EBITDA[2] from continuing operations improved by $3.1 million moving from a loss of $2.7 million in the prior year to a gain of $0.5 million in the fourth quarter of 2025.

1 Adjusted Gross Profit Margin is a Non-GAAP measure. Adjusted Gross Profit Margin is meant to reflect management’s view of gross profit margin from recurring business activities. Adjusted Gross Profit margin is defined as GAAP Gross Profit plus one time inventory write-offs related to HD9 business and inventories written off related to a legal dispute with a Co-manufacturer divided by GAAP Revenue.

Recent Business Highlights

●	Launched Supply Pack and Rocket Bottle products in partnership with a leading gaming franchise
●	Expanded its program with one of the largest warehouse club operators with the first of multiple large-scale shipments rolling out to select warehouse locations across much of Canada.
●	Began shipping the Sarsaparilla 12-packs to club store locations across most of Canada. Distribution now spans every Canadian province, significantly expanding availability of the Licensed partnership beverage lineup north of the border.
●	Announced an expanded Club program extending momentum into 2026
●	Strengthened C-level leadership in Operations and Marketing

“2025 marked a transformational year for Jones Soda, driven by strong top-line growth, expanded distribution, and meaningful operational improvements across our portfolio” said Scott Harvey, CEO of Jones Soda. “Throughout the year, we continually streamlined our operations, optimized our supply chain and implemented disciplined cost management, creating a more agile and efficient organization. These efforts, combined with innovative product launches and our partnership collaborations, have driven momentum across our portfolio and enhanced our presence in key consumer and retail channels. Our early success with new products reinforces our ability to anticipate trends and deliver offerings that resonate with consumers.”

“Looking ahead to 2026, we are encouraged by strong first-quarter trends and the momentum established in 2025. Our focus remains on strengthening our core channels and delivering product innovation aligned with what our consumers are demanding. Combined with expanded distribution, strategic partnerships, and initiatives such as our warehouse club program, we are positioned to accelerate revenue growth, expand margins, and deliver sustained profitability and long-term shareholder value.”

Full Year 2025 Financial Results

Revenue increased 41.9% to $25.3 million compared to $17.8 million in the prior year. The increase in revenue was primarily attributable to new core soda sales through the club channel, incremental Direct to Consumer (DTC) sales, increased Food Service sales, increases in Modern Soda sales and increased HD9 sales.

For the year ended December 31, 2025, gross profit increased by $3.1 million, or 84.8%, to approximately $6.8 million compared to approximately $3.7 million for the year ended December 31, 2024 driven by the increase in net sales, and lower trade spend driven by product mix in the current year compared to the prior year. The Company made improvements in inventory management in 2025; however, it still had material inventory impairment charges related to the HD9 business driven by legislative changes made by the Federal Government in November 2025.

2 Adjusted EBITDA is a Non-GAAP measure. Adjusted EBITDA is meant to reflect management’s view of recurring business activities. It is reconciled to the GAAP measure “Net Income (Loss) from continuing operations” by removing interest expense, interest income, taxes, depreciation, amortization, stock-based compensation and one-time items.

Total operating expenses were $11.5 million compared to $13.4 million in the prior year. The reduction was primarily attributable to declines in both selling and marketing expenses and general and administrative expenses as the Company focused on reducing spending throughout 2025.

Net loss was reduced by $8.1 million to $1.8 million, or $(0.01) per share, from a $9.9 million loss, or $(0.09) per share in the prior year. The majority of the decrease in net loss in 2025 compared to 2024 was primarily driven by the gain on the sale of the Company’s Cannabis business ($3.9 million) and a decrease in the loss from operations ($5.0 million).

Adjusted EBITDA(3) from continuing operations was ($2.0) million compared to $(7.2) million, an improvement of $5.2 million, or 72%.

As of December 31, 2025, the Company had cash and cash equivalents of $3.6 million compared to $1.3 million as of December 31, 2024.

First Quarter and 2026 Revenue Guidance

The following forward-looking statements reflect the Company’s expectations as of March 31, 2026. They are subject to substantial uncertainty and may be materially affected by many factors, many of which are outside of the Company’s control.

Based on preliminary first quarter revenues recognized as of March 30, 2026, the Company currently expects first quarter revenues to exceed $12 million or 260% higher than prior year first quarter revenues.

Additionally, the Company expects that its growth rate on 2025 full year revenues to exceed 60% in fiscal 2026.

Conference Call

Jones Soda will hold a conference call 4:30 p.m. Eastern time on Tuesday, March 31, 2026 to discuss its results for the fourth quarter and full year ended December 31, 2025.

Chief Executive Officer Scott Harvey and Chief Financial Officer Brian Meadows will host the conference call, followed by a question-and-answer period. During the question-and-answer period, management will address common themes and questions submitted through the webcast portal. Participants who wish to ask a question should join the call via the webcast.

Date: Tuesday, March 31, 2026

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Webcast and Q&A: webcast

Toll-free dial-in number: 1-877-407-0784

International dial-in number: 1-201-689-8560

Conference ID: 13759506

Please call the conference telephone number five minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting to the call, please contact Hayden IR at (646) 755-7412.

A telephonic replay of the conference call will be available after 5:30 p.m. Eastern time on the same day through April 14, 2026.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13759506

Presentation of Non-GAAP Information

This press release contains disclosure of the Company’s Adjusted EBITDA and Adjusted Gross Profit Margin which are not a United States Generally Accepted Accounting Principle (“GAAP”) financial measures. The difference between Adjusted EBITDA (a non-GAAP measure) and Net Loss (the most comparable GAAP financial measure) It is reconciled to the GAAP measure “Net Income (Loss) from continuing operations” by removing interest expense, interest income, taxes, depreciation, amortization, stock-based compensation and one-time items. Adjusted Gross Profit margin is defined as GAAP Gross Profit plus one time inventory write-offs related to HD9 business and inventories written off related to a legal dispute with a Co-manufacturer divided by GAAP Revenue. We have included reconciliations of Adjusted EBITDA to Net Loss and Adjusted Gross Profit Margin to GAAP Gross Profit Margin under “Jones Soda Co. Non-GAAP Reconciliation” at the end of this press release. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA and Adjusted Gross Profit Margin have certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA provides useful information to investors about the Company’s results attributable to operations, in particular by eliminating the impact of non-cash charges related to stock-based compensation, amortization, depreciation and one-time non-recurring items that is consistent with the manner in which management evaluates the Company’s performance. These adjustments to the Company’s GAAP results are made with the intent of providing a more complete understanding of the Company’s underlying operational results and provide supplemental information regarding the Company’s current ability to generate cash flow. Adjusted EBITDA is not intended to be considered in isolation or as a replacement for, or superior to Net Loss as an indicator of the Company’s operating performance, or cash flow, as a measure of its liquidity. Adjusted EBITDA should be reviewed in conjunction with Net Loss as calculated in accordance with GAAP. Adjusted Gross Profit Margin should be reviewed in conjunction with GAAP Gross Profit Margin.

About Jones Soda Co.

Jones Soda Co.® (CSE: JSDA, OTCQB: JSDA) is a leading craft soda manufacturer. The Company markets and distributes premium craft sodas under the Jones® Soda brand. Jones’ mainstream soda line is sold across North America in glass bottles, cans and on fountain through traditional beverage outlets, restaurants and alternative accounts. The Company is headquartered in Seattle, Washington. For more information, visit www.jonessoda.com, www.myjones.com, or https://gomaryjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “will,” “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming.” Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect the Company’s actual results, including its financial condition and results of operations, include, among others: its ability to successfully execute on its growth strategies and operating plans for the future; the Company’s ability to continue to develop and market hemp-infused beverages and edibles, and to comply with the new federal and state laws and regulations governing hemp and related products, including but not limited to recent federal legislation that prohibits the unregulated sale of intoxicating hemp-based or hemp-derived products (including HD9 products); the Company’s ability to manage operating expenses and generate sufficient cash flow from operations; the Company’s ability to create and maintain brand name recognition and acceptance of its products; the Company’s ability to adapt and execute its marketing strategies; the Company’s ability to compete successfully against much larger, well-funded, established companies currently operating in the beverage industry generally and in the craft beverage segment specifically; the Company’s ability to respond to changes in the consumer beverage marketplace, including potential reduced consumer demand due to health concerns (including obesity) and legislative initiatives against sweetened beverages (including the imposition of taxes); its ability to develop and launch new products and to maintain brand image and product quality; the Company’s ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts; its ability to manage inventory levels and maintain relationships with manufacturers of its products; its ability to maintain a consistent and cost-effective supply of raw materials and flavors and to manage factors affecting its supply chain; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation and the Company’s ability to comply with applicable regulations; its ability to maintain an effective information technology infrastructure, fluctuations in freight and fuel costs; the impact of currency rate fluctuations; its ability to access the capital markets for any future equity financing; the Company’s ability to maintain disclosure controls and procedures and internal control over financial reporting; dilutive and other adverse effects from future potential securities issuances; and any actual or perceived limitations by being traded on the OTCQB Marketplace. More information about factors that potentially could affect the Company’s operations or financial results is included in its most recent annual report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2025 and in the other reports filed with the SEC since that that date. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

— Tables Follow —

JONES SODA CO.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2025	December 31, 2024
	$	$

ASSETS
Current assets:
Cash	3,599	1,275
Accounts receivable, net of allowance of $50 and $77, respectively	3,603	1,858
Note receivable	1,400	-
Current licensing fees receivable	150	-
Inventories, net	2,657	3,364
Prefunded insurance premiums from financing	214	199
Prepaid expenses and other current assets	1,224	614
Deferred financing costs	415	-
Current assets of discontinued operations	-	1,070
Total current assets	13,262	8,380
Long-term licensing fees receivable	1,647	-
Fixed assets, net of accumulated depreciation of $583 and $422, respectively	321	108
Non-current assets of discontinued operations	-	35
Total assets	15,230	8,523

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,378	3,279
Accrued expenses	3,960	2,464
Revolving credit facility and loans	3,022	291
Insurance premium financing	214	199
Promissory notes	190	-
Current liabilities of discontinued operations	-	134
Total current liabilities	13,764	6,367
Total liabilities	13,764	6,367
Commitments and contingencies (Note 14)	-	-
Shareholders’ equity:
Common stock, no par value:
Authorized — 800,000,000 . Issued and outstanding shares — 118,227,478 shares and 115,867,659 shares, respectively	95,895	94,883
Accumulated other comprehensive income	299	222
Accumulated deficit	(94,728)	(92,949)
Total shareholders’ equity	1,466	2,156
Total liabilities and shareholders’ equity	15,230	8,523

JONES SODA CO.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the three months ended		For the years ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
	$	$	$	$
Revenue	11,679	2,638	25,303	17,793
Cost of goods sold	(9,237)	(3,589)	(18,539)	(14,132)
Gross profit	2,442	(951)	6,764	3,661

Expenses
Selling and marketing	2,068	958	5,254	5,580
General and administrative	2,057	2,214	6,276	7,812
Total expenses	(4,125)	(3,172)	(11,530)	(13,392)

Other income (expenses)
Finance income	43	4	103	17
Finance costs	(176)	6	(411)	(11)
Gain (loss) on sale of receivables	(280)	-	(280)	-
Gain (loss) on disposition of subsidiaries	214	-	3,877	-
Others	61	(9)	(203)	6
Total other income (expenses)	(138)	1	3,086	12

Income (loss) before income taxes	(1,821)	(4,122)	(1,680)	(9,719)

Income tax recovery (expenses)	1	1	(8)	(25)

Loss from discontinued operation	(290)	(426)	(91)	(151)
Net loss	(2,110)	(4,547)	(1,779)	(9,895)

Basic and diluted loss per share	(0.02)	(0.04)	(0.02)	(0.09)

Weighted average number of common shares outstanding - basic and diluted	117,848,491	115,865,227	116,809,839	107,481,563

Jones Soda Co.

Reconciliation of GAAP Net Income from Continuing Operations to Non-GAAP Adjusted EBITDA (unaudited)

000’s USD

	For the three months ended		For the year ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
	$	$	$	$
Net income (loss) from Continuing Ops	(1,820)	(4,121)	(1,688)	(9,744)
Add: Finance costs	176	(6)	411	11
Add: Income tax expenses	(1)	(1)	8	25
	(1,645)	(4,128)	(1,269)	(9,708)
Add: Depreciation	176	15	221	56
Add: Amortization	-	-	-	-
EBITDA	(1,469)	(4,113)	(1,048)	(9,652)
Add: Loss on disposal	-	-	10	-
Less: Gain on disposition of subsidiaries	(214)	-	(3,877)	-
Add: Stock-based compensation	205	92	947	1,078
Add: Impairment of receivable	467	133	467	133
Add: Impairment of note receivable	280	-	280	-
Add: Impairment of inventory	1,209	1,223	1,209	1,223
Adjusted EBITDA	478	(2,665)	(2,012)	(7,218)

Jones Soda Co.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit (unaudited)

000’s USD

	For the three months ended		For the year ended
	December 31,	December 31,	December 31,	December 31,
	2025	2024	2025	2024
	$	$	$	$
Gross Profit	2,442	(951)	6,764	3,661
Add: Inventory writedowns	1,247	1,223	1,209	1,223
Adjusted Gross Profit	3,689	272	7,973	4,884
Adjusted Gross Profit Margin	32%	10%	32%	27%